PERSONAL AND CONFIDENTIAL

January 15, 2002

Board of Directors
Laser Vision Centers, Inc.
540 Maryville Centre Drive
Suite 200
St. Louis, MO 63141

Re: Amendment No. 2 to the Registration Statement on Form S-4 of TLC Laser Eye Centers Inc. (File No. 333-71532)

Gentlemen:

Reference is made to our opinion letter dated August 25, 2001 with respect to the fairness from a financial point of view to the holders (other than TLC Laser Eye Centers Inc. ("TLC")) of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Laser Vision Centers, Inc. (the "Company") of the ratio of 0.95 shares of Common Stock, without par value, of TLC to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of August 25, 2001, among TLC, TLC Acquisition II Corp., a wholly-owned subsidiary of TLC, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Opinion of Financial Advisor to LaserVision", "The Merger - Background and Reasons for the Merger - Negotiation of the Merger", "The Merger - Recommendation of LaserVision Board of Directors", "The Merger - Opinion of Goldman Sachs" and "The Merger - Conditions to the Merger" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Goldman, Sachs & Co.
---------------------------
(GOLDMAN, SACHS & CO.)